UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 10, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

YRC, Inc., USF Holland, Inc., New Penn Motor Express, Inc. and USF Reddaway Inc. (each a subsidiary of YRC Worldwide Inc. (the “Company”)) are a party to the Contribution Deferral Agreement, dated as of June 17, 2009, as amended, supplemented or otherwise modified (the “Contribution Deferral Agreement”), with Central States, Southeast and Southwest Areas Pension Fund, certain other pension funds party thereto and Wilmington Trust Company, as agent. As previously disclosed in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2010 (the “Prior 8-K”), certain provisions of Amendment No. 18 (the “Credit Agreement Amendment”) to the Credit Agreement, dated as of August 17, 2007 (the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto were not effective until the Contribution Deferral Agreement was amended to approve the Credit Agreement Amendment.

On August 10, 2010, the Company entered into a consent and amendment to the Contribution Deferral Agreement (the “CDA Amendment”) to approve the Credit Agreement Amendment.

The pension funds party to the Contribution Deferral Agreement consented to the terms of the Credit Agreement Amendment and agreed to continue deferring monthly amortization and interest payments without any corresponding additional payment in respect of the deferred pension obligations to the extent additional mandatory prepayments, commitment reductions, additional interest or fees or any other incremental payments are paid to the lenders pursuant to the Credit Agreement, as amended by the Credit Agreement Amendment.

The CDA Amendment amends the terms of the Contribution Deferral Agreement to require the approval of 90% (rather than 100%) of the pension funds party to the Contribution Deferral Agreement to waive any additional payment of deferred pension obligations and continue the deferral in the event that the Company makes any mandatory prepayment, commitment reduction, additional interest or fee or any other incremental payment to the lenders under the Credit Agreement that was not required as of August 10, 2010. The calculation of Liquidity (as defined in the Contribution Deferral Agreement) was also amended to conform it to the calculation in the Credit Agreement, as amended by the Credit Agreement Amendment.

Item 8.01.	Other Items.

As previously disclosed in its Current Report on Form 8-K filed with the SEC on June 25, 2010, the Company and certain of its subsidiaries entered into an Equity Interest Purchase Agreement dated June 25, 2010 (the “Agreement”) with CEG Holdings, Inc. (“CEG”), a subsidiary of Austin Ventures. Under the Agreement, the Company and certain of its subsidiaries agreed to sell a portion of its YRC Logistics business in North America, Latin America, Europe and Asia (the “Logistics Business”) to CEG for an aggregate of approximately $37 million in cash, subject to certain post-closing adjustments, delayed payment amounts, escrowed amounts and payments for retained insurance claims.

On August 13, 2010, the Company and CEG held the initial closing of the transactions contemplated by the Agreement. At the initial closing, CEG paid the Company approximately $33.6 million, which included approximately $31.9 million of the purchase price and approximately $1.6 million for retained insurance claims. Approximately $2.3 million of the purchase price was deposited into an escrow account for subsequent closings of foreign subsidiaries and approximately $2.8 million of the purchase price was deposited into an escrow account (one-half of which will be held for 12 months and one-half will be held for 18 months) to satisfy certain indemnification claims by CEG that may arise. Following the initial closing, a succession of delayed closings and payments will occur to transfer certain foreign subsidiaries to CEG as required regulatory approvals and licensing transfers in foreign jurisdictions are obtained.

The sale of the Logistics Business is considered a “Permitted Disposition” as defined in the Credit Agreement. As previously disclosed in the Prior 8-K, 100% of the net cash proceeds from the sale of the Logistics Business will be applied to outstanding unblocked revolver loans under the Credit Agreement (without a corresponding commitment reduction to the unblocked revolver) and the new revolver reserve block under the Credit Agreement will be permanently reduced by 50% of that amount.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will” and similar expressions are intended to identify forward-looking statements. The Company’s expectations regarding the delayed closings are only its expectations regarding this matter. Whether the delayed closings occur and the timing of the delayed closings, are subject to risks and uncertainties, including (among other things) the failure of the parties to satisfy closing conditions and rights of the parties to terminate the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	News Release dated August 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: August 16, 2010	By:	/s/ Sheila K. Taylor
Sheila K. Taylor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated August 16, 2010

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